EXECUTION COPY
                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                 INNALOGIC, LLC

         AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF INNALOGIC, LLC, dated as of August __, 2004, among Media Services Group, Inc. ("MSGI"), Bryan M. Parola ("Parola"), Mark N. Clemente ("Clemente"), Vincent T. Jones ("Jones"), Pierre Davidoff ("Davidoff"), Shahrod Hemassi ("Hemassi"), Wenkai Michael Chang ("Chang") and Dean Capawana ("Capawana"; MSGI, Parola, Clemente, Jones, Davidoff, Hemassi, and Chang are sometimes referred to herein individually as "Member" and collectively, together with any additional members hereinafter admitted to the Company in accordance with this Agreement, as the "Members").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         A. Innalogic, LLC (the "Company") was formed as a limited liability company pursuant to the Delaware Limited Liability Company Law (as amended from time to time, the "Delaware Act" or the "Act"), by the filing on June 29, 2004, of a Certificate of Formation with the Secretary of State of the State of Delaware.

         B. Prior to the date hereof, the Company was governed by a Limited Liability Company Agreement, dated as of June 29, 2004 (the "Original Agreement"), among the Founding Members (as hereinafter defined).

         C. As of the date hereof, MSGI is being admitted as an additional member of the Company.

         D. The undersigned desire to amend and restate the Original Agreement to reflect the admission of MSGI as a member of the Company and to provide for the regulation and establishment of the affairs of the Company, the conduct of its business and the relations among them as Members of the Company.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Original Agreement in its entirety as follows:

1. Definitions. The following capitalized terms shall have the meanings indicated wherever used in this Agreement:

                  "Adjusted Capital Account Deficit" means with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Crediting to such Capital Account any amounts which such Member is, or is deemed to be, obligated to restore to the Company pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations or pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and

(b)  Debiting  to  such  Capital   Account  the  items   described  in  Sections
1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

                  "Affiliate" with respect to any person, shall mean any other person controlling, controlled by or under common control with the first person.

                  "Board" shall mean the Board of Managers of the Company contemplated by Section 6.1 hereof.

                  "Bona Fide Purchaser" shall have the meaning given to that term in Section 17.3 hereof.

                  "Business" shall have the meaning given to that term in
Section 4.

                  "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in the State of New York are authorized or required by law to be closed.

                  "Capital Account" with respect to any Member, shall have the meaning given to that term in Section 10.1 hereof.

                  "Capital Contribution" with respect to any Member, shall mean the amount of capital contributed from time to time to the Company by that Member.

                  "Cash Request Amount" shall have the meaning given to that term in Section 10.6.4.1.

                  "Cash Request Notice" shall have the meaning given to that term in Section 10.6.4.1.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and then in effect, and any successor thereto.

                  "Company Interest" shall mean a Member's limited liability company interest in the Company, which represents, as to each Member, all of the interest of such Member in the Company, including such Member's (a) right to a distributive share of the income, gain, losses and deductions of the Company in accordance herewith, (b) right to a distributive share of Company assets, (c) obligations as a Member, and (d) rights, if any, with respect to the management of the business and affairs of the Company, as provided herein or by law.

                  "Company Minimum Gain" means the amount determined by computing, with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed (in a taxable transaction) of the Company property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Treasury Regulations Section 1.704-2(d).

                  "Confidential Information" shall have the meaning given to that term in Section 22.2 hereof.

                  "Dragging Member(s)" shall have the meaning given to that term in Section 17.5.

                  "Election Notice" shall have the meaning given to that term in
Section 17.3 hereof.

                  "Employment Agreements" shall mean collectively, each Employment Agreement, dated as of the date hereof, between the Company and each Founding Member, as the same may be amended or restated from time to time.

                  "Extension Period" shall have the meaning given to that term in Section 17.3 hereof.

                  "Fiscal Year" shall mean the calendar year or such other fiscal year as may be required under the Code, and such fiscal period shall be the taxable period of the Company for federal income tax purposes.

                  "Founding Member" shall mean each of Capawana, Parola, Clemente, Jones, Davidoff, Hemassi and Chang, and "Founding Members" shall mean all of them.

                  "Founding Members Designees" shall have the meaning given to that term in Section 6.1. hereof.


                  "Fully Contributed Capital Account Balance" of a Member shall mean the sum of such Member's Capital Account balance and the future amounts, if any, such Member is obligated to contribute to the capital of the Company pursuant to Section 10.6.4.

                  "Indemnitee" shall have the meaning given to that term in
Section 15.2 hereof.

                  "Investment Agreement" shall mean the Investment Agreement, dated as of the date hereof, among MSGI and the Founding Members.

                  "Joinder Agreement" shall have the meaning given to that term in Section 16.1 hereof.

                  "Lost Rights" shall have the meaning given to that term in
Section 10.6.4.3 hereof.

                  "Managers" shall mean the individual(s) designated from time to time to serve on the Board in accordance with Article 6 hereof.

                  "Member Nonrecourse Debt" has the same meaning as "Partner Nonrecourse Debt" set forth in Treasury Regulation Section 1.704-2(b)(4).

                  "Member Nonrecourse Debt Minimum Gain" has the same meaning as "Partner Nonrecourse Debt Minimum Gain" and means an amount, with respect to each Member Nonrecourse Debt, equal to the minimum gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation
Section 1.704-2(i)(2).

                  "Member Nonrecourse Deductions" has the same meaning as "Member Nonrecourse Deductions" set forth in Section 1.704-2(i)(2) of the Treasury Regulations. The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Sections 1.704-2(c) and 1.704-2(j)(1).

                  "Minority Owners" shall have the meaning given to that term in
Section 17.4 hereof.

                  "MSGI Additional Contribution" shall have the meaning given to that term in Section 10.6.4 hereof.

                  "MSGI Contribution Default" shall have the meaning given to that term in Section 10.4.3 hereof.

                  "MSGI Cure" shall have the meaning given to that term in
Section 10.6.4.3 hereof.

                  "MSGI Designees" shall have the meaning given to that term in
Section 6.1 hereof.

                  "MSGI Shares" shall have the meaning set forth in Section 10.6.2.

                  "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, of the amount of Company Minimum Gain attributable to Nonrecourse Liabilities during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain attributable to Nonrecourse Liabilities, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

                  "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(3) and 1.752-1(a)(2).

                  "Offer Notice" shall have the meaning given to that term in
Section 17.3 hereof.

                  "Offered Interest" shall have the meaning given to that term in Section 17.3 hereof.

                  "Payment Due Date" shall have the meaning given to that term in Section 10.6.4.2 hereof.

                  "Percentage Interests" shall mean the percentage allocation of the Company Interests, as same may be assigned or transferred from time to time in accordance with this Agreement, and as same may be adjusted from time to time in connection with the admission of any additional Members or otherwise pursuant to this Agreement. The Percentage Interests of the Members, as of the date hereof, shall be as set forth on Schedule B hereto.

                  "Permitted Transferees" shall mean, with respect to any Member, (a) if such Member is an individual, such Member's spouse, children, parents, or siblings, and/or a trust or other entity in favor of such Member, his spouse, children, parents, and/or siblings for estate planning purposes, and
(b) an entity (i) a majority of the equity of which is owned by such Member and/or one or more of his Permitted Transferees, and (ii) which controls or is under common control with (and remains in control of or under common control with) such Member (provided that the sole business operations of any such entity under this clause (b) relate to the holding of Company Interests).

                  "Person" shall mean any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, trust, governmental authority, governmental agency, or other entity of any kind.

                  "Selling Member" shall have the meaning given to that term in
Section 17.3 hereof.

                  "Substantial Holder" shall mean (a) each Member who, together with its Affiliates, collectively owns not less than 5% of the total outstanding Percentage Interests at the time of determination and (b) each Founding Member.

                  "Supermajority Members" shall mean Members holding, in the aggregate, not less than 80% of the Percentage Interests.

                  "Tag Along Member" shall have the meaning given to the term in
Section 17.4(a) hereof.

                  "Tag Along Notice" shall have the meaning given to the term in
Section 17.4(b) hereof.

                  "Tax Matters Partner" shall have the meaning given to the term in Section 6.4 hereof.

                  "Transfer" shall mean, with respect to any Company Interest, any sale, transfer, pledge, hypothecation, disposition or other alienation of any legal or beneficial interest in such Company Interest or any portion thereof.

                  "Treasury Regulations" shall mean the Income Tax Regulations (final, temporary and proposed) promulgated under the Code. As noted herein, the terms "Partner" and "Partnership" as used in the Treasury Regulations shall refer to "Member" and "Company," respectively, for purposes of this Agreement.

2. Name. The name of the Company is Innalogic, LLC, which name may be changed at any time and from time to time upon the affirmative vote or written consent of the Supermajority Members.

3. Certificate. The Members have caused the formation of the Company on June 29, 2004, by having one or more persons act as the organizer or organizers of the Company by preparing, executing and filing the Certificate of Formation with the Delaware Secretary of State pursuant to the Delaware Act. The acts of such person or persons are hereby authorized and ratified.

4. Purposes. The Company is formed for the purpose of (i) designing, developing, producing, marketing, selling and distributing wireless technology products and engaging in any and all lawful business activities related or incidental thereto, and (ii) engaging in such other or additional lawful business activities as the Supermajority Members may otherwise agree (the "Business"). The Company shall possess and may exercise all powers and privileges authorized to be exercised by a limited liability company, including all those necessary or convenient to the conduct, promotion or attainment of its business, purposes or activities, to the fullest extent provided in the Delaware Act.

5. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

5.1 acquire (by purchase, lease, contribution of property or otherwise), own, hold, develop, sell, convey, transfer or dispose of any real or personal property or interest therein which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

5.2 act as a trustee, executor, nominee, bailee, director, officer, general partner, agent, manager or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

5.3 take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent, manager or other fiduciary, including the granting or approval of waivers, consents or amendments or rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

5.4 operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property or interest therein which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

5.5 borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

5.6 lend funds of the Company, on a secured or unsecured basis, and to exercise all of the rights and powers relating thereto and to take all actions necessary, convenient or appropriate in connection therewith;

5.7 invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

5.8 prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

5.9 enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with any of the Members, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

5.10 employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants (which may include any one or more of the Members and/or any of their respective Affiliates) and pay reasonable compensation for such services;

5.11 enter into partnerships, limited partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

5.12 do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

6. Management.

6.1 Board. The business and affairs of the Company shall be managed under the overall direction of a five person Board of Managers, who may or may not be Members, designated by Members holding not less than a majority of the Percentage Interests; provided, however, that so long as MSGI holds not less than 40% of the Percentage Interests, MSGI shall have the right to designate two Managers of the Board (the "MSGI Designees"), and the Founding Members shall have the right to designate three Managers of the Board (the "Founding Members Designees"), and each of the Members hereby consents to such designees. Except for such greater percentage as may be specifically set forth in this Agreement, including Section 6.7, the affirmative vote or approval of not less than a majority of the Managers shall be required to approve any action by the Board.

6.2 Removal and Resignation. Any MSGI Designee may be removed, with or without cause, at any time, and from time to time, upon the affirmative vote or written consent of MSGI, and any Founding Members Designee may be removed, with or without cause, at any time upon the affirmative vote or written consent of Founding Members holding not less than 80% of the Percentage Interests held by all Founding Members; provided, that upon the failure of MSGI to hold at least 40% of the Percentage Interests, any Manager may be removed, with or without cause, at any time upon the affirmative vote or written consent of the Members holding not less than a majority of the Percentage Interests. Any Manager may resign at any time upon written notice to the Company and the Members, provided that such resignation shall not become effective until the earlier of (i) 60 calendar days after such notice of resignation is given, or (ii) the designation of a replacement Manager. In the event of any such removal or resignation or the death or permanent disability of a Manager, a replacement Manager shall promptly be designated by the Member or Members entitled to remove such Manager pursuant to this Section 6.2.

6.3 Officers. (a) The Board may designate one or more individuals as officers of the Company (each an "Officer," collectively, the "Officers"), who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Board. Subject to the terms of any employment agreement entered into by the Company and any Officer, any Officer may be removed by the Board at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified, unless earlier removed by the Board. Any number of offices may be held by the same individual. The salaries and other compensation of the Officers, if any, shall be fixed by the Board.

(b) The initial Officers of the Company shall be as set forth below in this clause (b) (each, an "Initial Officer"). Each of the Initial Officers shall faithfully and to the best of his ability devote his full professional working time, attention and energies to the performance of his duties and responsibilities allocated to him on Schedule A hereto. The initial Officers are as follows:

(i) Parola shall be the Chief Executive Officer of the Company with the duties and responsibilities allocated to him on Schedule A hereto.

(ii) Clemente shall be the Corporate Development Officer of the Company with the duties and responsibilities allocated to him on Schedule A hereto.

(iii) Jones shall be the Product Development Officer of the Company with the duties and responsibilities allocated to him on Schedule A hereto.

(iv) Davidoff shall be the Senior Software Engineer, Research and Development, of the Company with the duties and responsibilities allocated to him on Schedule A hereto.

(v) Hemassi shall be the Senior Software Engineer, Middleware and Client-Side, of the Company with the duties and responsibilities allocated to him on Schedule A hereto.

(vi) Chang shall be the Chief Software Architect of the Company with the duties and responsibilities allocated to him on Schedule A hereto.

(vii) Capawana shall be the Chief Financial and Operations Officer of the Company with the duties and responsibilities allocated to him on Schedule A hereto.

6.4 Initial Designees. Jeremy Barbera and Richard Mitchell, III are hereby designated as the initial MSGI Designees, and Bryan M. Parola, Mark N. Clemente and Vincent T. Jones are hereby designated as the initial Founding Members Designees. The Members hereby designate Capawana as the "tax matters partner" of the Company (as defined in Section 6231(a)(7) of the Code) (the "Tax Matters Partner"), so long as he is a Member. The remaining Founding Members, acting by not less than a majority of the Percentage Interests held by all the remaining Founding Members, shall name a replacement Tax Matters Partner in the event of a vacancy in the position of Tax Matters Partner for any reason.

6.5 Quorum. The presence at any meeting of three of the five members of the Board shall constitute a quorum for the transaction of business.

6.6      Meetings and Action.

6.6.1 Any two members of the Board may call a meeting of the Board on at least five Business Days' prior written notice to all other members of the Board.

6.6.2 All meetings of the Board shall be held at a location, reasonably convenient to all Managers, to be designated by the members of the Board calling the meeting in the notice of each such meeting. The attendance of any member of the Board at any meeting of the Board shall constitute a waiver of notice of such meeting by such member of the Board except where such member of the Board attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Such objections shall be issued in writing to each member of the Board within five Business Days after such meeting.

6.6.3 Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at such meeting.

6.6.4 At all meetings of the Board, any member of the Board entitled to vote thereat may vote by proxy executed in writing by such member of the Board or by such person's duly authorized attorney-in-fact. Such proxy shall be filed with the Board, as may be appropriate, before or at the time of the meeting. No proxy shall be valid after three months from date of execution, unless otherwise provided in the proxy.

6.6.5 Any action to be taken by the Board may be taken without a meeting of the Board by written consent signed by three of the five members of the Board. A copy of any such written consent shall be promptly delivered to each Manager who did not sign such written consent in accordance with the notice provisions hereof.

6.6.6 All actions by the Board shall be reflected in minutes of the meeting kept by a person (who may, but need not be, a Manager or Officer) designated by the Board in each instance, which minutes will be furnished to each member of the Board within thirty (30) calendar days after the date of such meeting by such designated person. Subject to the provisions of this Agreement, the Board may regulate its proceedings as the Board determines.

6.6.7 Each of the Managers may communicate to any Member any information acquired by such Manager in relation to the Company, subject to the terms of
Section 22.2.

6.7 Matters Requiring Supermajority Board Approval. (a) Except as expressly provided for in this Agreement, the following actions shall not be authorized or taken by the Company without the affirmative vote or approval thereof by four of the five members of the Board, in accordance with this Article 6; provided that any action taken pursuant to or in implementation of any budget for the Company previously approved pursuant to this Section 6.7 shall require the affirmative vote or approval of not less than a majority of the Managers:

6.7.1    The approval of any budget for the Company or any amendment thereof;

6.7.2 The incurrence of any indebtedness for borrowed money, other than equipment or financing leases in the ordinary course of business;

6.7.3 The grant of any security or additional security for (a) any indebtedness for borrowed money, or (b) the performance of any other obligation;

6.7.4    The making of any guarantee of any obligation of another person;

6.7.5 The making of any loans or advances, other than customary advances for business travel or other business expenses;

6.7.6 The making of any discretionary expenditures (not provided for in an approved budget) in any calendar year in excess of $50,000 in the aggregate for all such unbudgeted discretionary expenditures in such calendar year;

6.7.7 The making of any capital expenditure (in a single transaction or a series of related transactions) in excess of $50,000;

6.7.8 The sale or other disposition of assets which have an aggregate fair market value in excess of $50,000 or a book value in excess of $50,000, in each case for any one disposition or related series of dispositions;

6.7.9 The acquisition, by purchase or otherwise, of any business or any interest therein (including the purchase of any interest in or equity securities of any business or the purchase of the assets of any business as an entirety or substantially as an entirety) for an aggregate cost in excess of $50,000;

6.7.10 The commencement, abandonment or settlement of any litigation or arbitration;

6.7.11 Entering into or making a material amendment to any contract, agreement, commitment or arrangement involving aggregate expenditures by the Company in excess of $50,000;

6.7.12 Entering into, terminating (other than for cause) or amending any employment, consulting or other personal services contract;

6.7.13 Compensation for any employee, consultant or advisor whose annualized cash compensation (including bonuses) could reasonably be expected to be in excess of $125,000 per annum, other than pursuant to any of the Employment Agreements;

6.7.14 The adoption of (a) any bonus or employee benefit plan or program, (b) any material amendment to or change in any such employee benefit plan or program, or (c) awards of bonuses or other incentive compensation under any such plan (provided that the Members hereby agree to use their best efforts to recommend to the Board for approval a mutually agreeable sales bonus plan to reward the origination of new business);

6.7.15 The selection or modification of the methods, practices, procedures and policies respecting accounting or taxation (including the determination of tax elections by the Company) for a Fiscal Year;

6.7.16 The taking of any significant action relating to the financial statements and tax returns of the Company (which actions shall be deemed to include all elections of the Company for income and franchise tax purposes);

6.7.17 The payment of any distribution by the Company, or the authorization or declaration of any of such distribution;

6.7.18 Any request for any additional Capital Contributions from Members other than the MSGI Additional Capital Contribution;

6.7.19   Any registered public offering of any equity interest of the Company;
6.7.20 The entering into by the Company of any contract or lease calling for annual payments in excess of $125,000;

6.7.21 The appointment or removal of the Company's accountants or principal outside counsel;

6.7.22 The Company's entering into a transaction or contract with a Member or any of such Member's Affiliates (other than a management services agreement on arm's-length terms) or otherwise amending, terminating or waiving any right under any such contract;

6.7.23 The commencement of any legal proceedings or the taking of any action or other preparatory steps, in each case, for the liquidation, winding-up or dissolution of the Company;

6.7.24 The Company's merging, consolidating or converting with or into any other Person or entering into a contract to do so, other than a merger of a wholly-owned subsidiary of the Company with and into the Company (whereby the Company is the surviving entity in such transaction);

6.7.25 The issuance of additional Company Interests or other equity interests of the Company or any obligation convertible into additional Company Interests or other equity interests of the Company ;

6.7.26 Any change of the Company's name or any amendment or restatement of the Company's certificate of formation;

6.7.27 The filing by the Company of a petition under any bankruptcy, insolvency or similar law, or the admission in writing of its bankruptcy, insolvency or general inability to pay its debts as they become due;

6.7.28   Any fundamental change in the nature of the Company's business;

6.7.29   Any amendment or modification to any of the Employment Agreements; and

6.7.30 The entering into, or amendment of, any contract, agreement, commitment or arrangement to effect any of the foregoing.

The foregoing shall be equally applicable to any such action which may be proposed to be taken by any subsidiary of the Company, except that any such subsidiary may at any time make distributions in any amounts to the Company.

         (b) Notwithstanding anything in clause (a) above to the contrary, any action that may be taken by the Board pursuant to Section 10.6 hereof shall be taken by the affirmative vote or approval of not less than a majority of the Managers.

7. Member Voting.

7.1 General Board Authority. In accordance with Article 6 above, it is intended that the business of the Company shall be conducted under the supervision of the Board, with Board approval of transactions required as and to the extent provided therein.

7.2 Percentage Member Vote. Except as to those matters which, in accordance with this Agreement, are to be subject to the consent, agreement, authorization or approval of a different or greater percentage of Percentage Interests, matters requiring the consent or approval of Members under this Agreement or under the Act shall require the affirmative vote or the written consent, agreement, authorization or approval of the holders of not less than a majority of the total Percentage Interests.

7.3 No Other Voting Rights. Except as specifically required by this Agreement or under the Act, Members shall not be entitled to vote upon or give consents with respect to any matters relating to the Company.

8. Office, Books and Records, Tax Elections, and Accounting Method.

8.1 Principal Office. The principal place of business of the Company shall initially be located at 405 Lexington Avenue, New York, New York 10174, and the books and records of the Company shall be maintained at the Company's principal place of business. The Company may maintain other places of business as the Board may designate from time to time, and may maintain duplicate books and records at additional locations from time to time. Each Member and its representatives shall have the right, at any time and from time to time upon reasonable prior notice and during normal business hours, to inspect and make copies of the Company's books and records, at such Member's expense.

8.2 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware shall be at such place as the Board may designate from time to time. The registered agent for service of process on the Company in the State of Delaware or any other jurisdiction shall be such person or persons as the Board may designate from time to time.

8.3 Federal Income Tax Elections Made by the Tax Matters Partner. Except as otherwise set forth in this Agreement, but subject to Section 6.7, the Tax Matters Partner, on behalf of the Company, may make all elections for federal income tax purposes in its sole discretion, including, without limitation, the following:

8.3.1 Use of Accelerated Depreciation Methods. To the extent permitted by applicable law and regulations, the Company may elect to use an accelerated depreciation method on any depreciable portion of Company Property.

8.3.2 Adjustment of Basis of Assets. In case of a transfer of all or part of the Company Interest of any Member, the Company may elect, pursuant to Code Sections 734, 743 and 754 to adjust the basis of the assets of the Company.

8.4 Accounting Method. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all transactions of the Company and be appropriate and adequate for the purposes of the Company.

9. Limited Liability. Except to the extent (if any) otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated individually or personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Accounts; Capital Contributions.

10.1 Establishment of Capital Accounts. The provisions of this Agreement relating to the maintenance of Capital Accounts shall comply with the Treasury Regulations promulgated under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Regulations. Subject to the preceding sentence, the Members shall cause to be kept for each Member a separate capital account ("Capital Account") which shall be computed from the date of the initial formation of the Company and which shall be equal to the Capital Contribution of each Member, as set forth in Section 10.5 hereof, (a) increased by the aggregate for such Member of (i) any additional Capital Contributions (including the fair market value of any property contributed by such Member, net of liabilities assumed by the Company or to which such property is subject) by such Member; (ii) such Member's allocable share of income and gain of the Company; (iii) any amount deemed contributed pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(c) or any amount paid to a creditor or other Person in satisfaction of such Member's assumption of a liability of the Company; and (iv) any other items properly added to Capital Accounts pursuant to the Code and the Treasury Regulations thereunder; and (b) decreased by the aggregate for such Member of (i) distributions (including the fair market value (without regard to Section 7701(g) of the Code) of any property distributed to such Member, net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code); (ii) such Member's allocable share of the losses and deductions of the Company; (iii) any amount deemed distributed pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(c); and (iv) any other items properly deducted from Capital Accounts pursuant to the Code and the Treasury Regulations thereunder.

10.2     Special Rules with Respect to Capital Accounts.
         ----------------------------------------------

10.2.1 Time Of Adjustment For Capital Contributions. For purposes of computing the balance in a Member's Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such contribution is actually made or deemed to have been made in accordance with this Agreement.

10.2.2 Intent to Comply with Treasury Regulations. The foregoing provisions of
Section 10.1 and the provisions of Article 11 of this Agreement relating to the allocation of income, gain, losses, deductions, credits, and items thereof of the Company are intended to comply with Section 704(b) of the Code and the Regulations thereunder, and shall be interpreted and applied in a manner consistent therewith. To the extent such provisions are inconsistent with such
Section 704(b) of the Code and the Regulations thereunder, the Tax Matters Partner may, upon the advice of tax counsel and with the consent of the Board in accordance with Section 6.7.16, alter the manner in which Capital Accounts are maintained or allocations are made in order to comply with Section 704(b) and the Regulations thereunder.

10.3 Transferee's Capital Account. In the event that any Member Transfers any Company Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Company Interest, adjusted for distributions of available cash made pursuant to this Agreement and allocations of income, gain, losses, deductions, credits and items thereof as of the end of the month that includes the date of such transfer (the "Effective Date"). The books of the Company shall be closed in accordance with Section 706(d) of the Code and consistent therewith
(a) income, gain, losses, deductions, credits and items thereof of the Company recognized as of the Effective Date shall be allocated among the Persons who or which were Members prior to the Effective Date in accordance with their respective Percentage Interests prior to the Effective Date and (b) income, gain, losses, deductions, credits and items thereof recognized after the Effective Date shall be allocated among the Persons who or which were Members after the Effective Date in accordance with their respective Percentage Interests after the Effective Date.

10.4 Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be made in accordance with the accrual method of accounting, applying federal income tax accounting principles, unless another method of accounting is required under the Code.

10.5     Contributed, Distributed and Revalued Property.

10.5.1 In the event that any assets of the Company are distributed in kind to the Members upon liquidation of the Company or any non-pro rata cash distribution is made to the Members, immediately prior to such distribution, any unrealized gain or loss attributable to such Company asset shall, for purposes of maintaining the Capital Accounts of the Members, be deemed to be gain or loss recognized by the Company and such gain, loss or depreciation with respect to such property shall be allocated among the Members who receive such Company asset in accordance with the principles of Sections 704(c) and 737 of the Code.

10.5.2 "Unrealized gain and loss" shall be determined by comparing the fair market value (without regard to Section 7701(g) of the Code) of the subject Company asset to its adjusted basis; provided, however, that if pursuant to
Section 10.4.1 hereof, the adjusted basis of such asset on the books of the Company is different from its adjusted tax basis, the adjusted book basis of such asset shall be used in determining the amount of the unrealized gain or loss with respect to such asset.

10.6     Required Capital Contributions.

10.6.1 Concurrently with the execution and delivery of this Agreement, MSGI has contributed $250,000, which, together with the MSGI Shares, constitute its initial Capital Contribution to the Company. The initial Capital Account balance of MSGI as of the date hereof shall be the sum of such cash contribution and the fair market value of the MSGI Shares. MSGI shall have the Percentage Interest set forth opposite its name on Schedule B attached hereto, as the same may be adjusted pursuant to the terms of this Agreement.

10.6.2 Concurrently with the execution and delivery of this Agreement, MSGI is issuing 25,000 shares of its common stock, par value $0.01 per share (the "MSGI Shares"), to the Company as a capital contribution, which common stock shall be immediately transferred to the Founding Members in the ratio set forth in the Investment Agreement as compensation for their continued services on the Company's behalf.

10.6.3 The Founding Members have previously made such Capital Contributions as are set forth on the books and records of the Company. The initial Capital Account balance of the Founding Members as of the date hereof shall be equal to the respective amounts that would cause the Fully Contributed Capital Account Balances of all the Members to be in the ratio of the Members' respective Percentage Interests, and the assets of the Company as of the date hereof shall be revalued to reflect such initial Capital Account balances. Each Founding Member shall have the respective Percentage Interest set forth opposite his name on Schedule B attached hereto, as the same may be adjusted pursuant to the terms of this Agreement.

10.6.4 MSGI shall contribute an additional $750,000 (the "MSGI Additional Contribution") on or before August 31, 2005, as set forth herein. The Board may request, upon consent of not less than three of the Managers, that MSGI deliver a portion of the MSGI Additional Contribution to meet the cash needs of the Company, as established by the fiscal year projections set forth on Schedule C hereto. Such request, and the payment thereof, shall be made in the following manner:

                                    10.6.4.1On or about the last Business Day of
each month, the Board may deliver a written request ("Cash
Request Notice") to MSGI stating (i) the reasonably anticipated cash flow needs for the next 30 calendar-day period, (ii) the amount of cash contribution requested (the "Cash Request Amount"), and (iii) wire transfer information. In addition, the Board may send a Cash Request Notice at any other time that the Board considers there to be an immediate need for cash, which notice shall set forth (x) the reason for such immediate need, (y) the Cash Request Amount and
(z) wire transfer information. In no event shall the Cash Request Amount exceed the amount of MSGI Additional Contribution minus the aggregate amount of all Cash Request Amounts previously paid by MSGI.

                                    10.6.4.2 MSGI shall, within ten Business
Days after a Cash Request Notice is deemed to have been given pursuant to the notice provisions of this Agreement (the "Payment Due Date"), wire the Cash Request Amount to the Company in accordance with the instructions set forth in the Cash Request Notice.

                                    10.6.4.3 In the event that MSGI fails to
wire the entire Cash Request Amount on or before the Payment
Due Date (such failure, an "MSGI Contribution Default"), (a) only the affirmative vote or approval of a majority of the Managers shall be required to approve any action by the Board (including, without limitation, the actions set forth in Section 6.7), and (b) MSGI shall not be entitled to receive any notice of any proposed issuance of additional Company Interests or any other rights set forth in Section 17.6 hereof (together the "Lost Rights"). In the event that on or before the tenth Business Day following the Payment Due Date, MSGI wires the Cash Request Amount due on such Payment Due Date (such wire being an "MSGI Cure"), then following such wire, and assuming no other MSGI Contribution Default remains in effect, the Lost Rights shall be restored until such time as there may be another MSGI Contribution Default. Notwithstanding an MSGI Cure, any action taken by the Company, the Board and/or the Members during the time in which an MSGI Contribution Default existed shall not be voided or voidable so long as such action conformed with the provisions of this Agreement (as amended hereby as a result of such MSGI Contribution Default).

10.7     Additional  Capital  Contributions.  Except as  provided in Section
10.6  hereof,  no Member  shall be required to make any Capital

Contributions to the Company.

10.8 Capital Account Adjustments. In the event that the aggregate pre-tax income of the Company does not equal or exceed the Total Target Amount, as set forth on Schedule D attached hereto, by August 31, 2005, then provided that there has not previously been an MSGI Contribution Default, (i) the Percentage Interest of MSGI shall be increased as set forth on Schedule D and the Percentage Interests of the Founding Members in the aggregate shall be reduced (in the ratio of their respective Percentage Interests prior to such reduction) by the amount of such increase, and (ii) the Capital Account balances of the Founding Members shall be adjusted so that the Fully Contributed Capital Account Balances of the Members shall be in the ratio of the Members' respective Percentage Interests as adjusted pursuant to this Section 10.8, and (iii) the assets of the Company shall be revalued to reflect such reduction.

10.9 Loans. No Member shall be required to lend any funds to the Company. Subject to Section 6.7, any Member or any of its Affiliates may voluntarily make loans to the Company, and the Company may borrow from any Member or any of its Affiliates, at such times, in such amounts and on such terms as the Board may determine.

10.10 Funds. The funds of the Company shall be deposited in such bank accounts or invested in such investments as shall be designated by the Board. Company funds shall not be commingled with those of any other Person without the approval of the Board. The Company shall not lend or advance funds to, or guarantee any obligation of, a Member or any Affiliate thereof without the prior written consent of the Board.

11. Distributions; Allocations of Profits and Losses.

11.1 Distributions Generally. Subject to the last sentence of this Section 11.1, the Board shall have sole discretion as to the amounts and timing of distributions to Members, subject to the retention of, or payment to third parties of, such funds as the Board shall deem necessary with respect to the expenses and reasonable business needs of the Company. Any such distributions shall be made to the Members, on a pari passu basis in proportion to their respective Percentage Interests. Anything elsewhere contained in this Section
11.1 to the contrary notwithstanding, the Board shall, in addition to any other meetings, meet not later than 60 calendar days after the close of each Fiscal Year for the purpose of determining whether and to what extent distributions should be made in respect of the Fiscal Year then ended.

11.2 Limitations. Notwithstanding anything herein to the contrary, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

11.3 Allocations. Except as otherwise provided in this Article 11, all items of income, gain, loss, deductions, losses and credits shall be allocated to the Members in accordance with their respective Percentage Interests. Notwithstanding the foregoing, all items of income, gain, loss, deductions and credits in the year of liquidation of the Company shall be allocated so as to cause the Fully Contributed Capital Account Balances to be equal to the Members' respective Percentage Interests.

11.4 Residual Allocations. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be allocated among the Members in the same proportions as they share items of income, gain, losses, deductions, credits, as the case may be for the Fiscal Year.

11.5 Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocation or distributions described in clauses (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 11.5 shall be made only if, and to the extent that, such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 11 tentatively have been made as if this Section 11.5 were not in this Agreement. This Section 11.5 is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

11.6 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year, so that an allocation is required by Treasury Regulation
Section 1.704-2(f), each Member will be allocated, before any other allocation under this Article 11, items of income and gain for such Fiscal Year (and if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member's share of the net decrease in Company Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This
Section 11.6 is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Treasury Regulations Section 1.704-2(f).

11.7 Member Nonrecourse Debt Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations
Section 1.704-2(i)(4). This Section 11.7 is intended to comply with the "minimum gain chargeback" requirement of that Section of the Regulations and shall be interpreted consistently therewith.

11.8 Nonrecourse Deductions; Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(2).

11.9 Special Allocations. Any special allocations of items of income and gain pursuant to Section 11.4, 11.5, 11.6, 11.7, and 11.8 shall be taken into account in computing subsequent allocations of income, gain, losses, deductions, credits and items thereof pursuant to Section 11.3, so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Member pursuant to Section 11.3 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article if such special allocations had not occurred.

11.10 Section 704(c) Allocation. Any item of income, gain, loss, and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company or which has been revalued and which is required or permitted to be allocated for income tax purposes under Section 704(c) of the Code or the principles thereof pursuant to Treasury Regulations
Section 1.704-1(b)(20(iv)(f) shall be allocated so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution or revaluation under the traditional method.

11.11 Recapture. To the extent any gain resulting from the sale or other taxable disposition of Company Property is "recaptured" by reason of Sections 1245 and 1250 of the Code, the amount of income so recognized shall be allocated among the Members in the same manner as the deductions giving rise to such "recapture" income were allocated among the Members or their predecessors in interest (but not to exceed the amount of gain to be allocated to each Member).

11.12 Allocations Upon Transfer. Upon the sale, transfer or assignment of a Company Interest, allocations of income, gain, losses, deductions, credits and items thereof between the transferor and the transferee shall be made in accordance with Section 10.3 hereof.

11.13 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 11 for all purposes of this Agreement.

12. Distribution Upon Dissolution or Liquidation.

12.1 Liabilities and Reserves. Upon the dissolution or liquidation of the Company, after payment of all obligations, debts and liabilities owing to creditors (including, without limitation, any indebtedness and/or expense items owed by the Company to the Members or their respective Affiliates) and the expenses of dissolution or liquidation, the liquidator (who shall be one or more qualified persons designated by the Board) shall establish such reserves as such person(s) deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid over by the liquidator(s) to a bank, attorney-at-law or independent public accountant designated by the liquidator(s), to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the liquidator(s) may deem advisable, any unused portion of such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 12.2 hereof.

12.2 Distributions on Liquidation. If on dissolution or liquidation of the Company, the liquidator(s) determines that an immediate sale of part or all of the Company's assets would be impractical or would cause undue loss to the Members, the liquidator(s) may, in its absolute discretion, either defer for a reasonable time the liquidation of any assets, except those necessary to satisfy liabilities of the Company (other than liquidating distributions to Members), or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of the Act, undivided interests in such Company assets as the liquidator(s) deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the liquidator(s) deems reasonable and equitable. Distribution of any asset in kind to Members shall be considered a distribution of an amount equal to such asset's fair market value less any liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code. Distributions to the Members upon liquidation shall be made in a manner consistent with Section 11.1 hereof, except that in the event that MSGI has not contributed the full amount of the MSGI Additional Contribution (such as in the case of a liquidation before such contribution is due or otherwise), then MSGI shall contribute the unpaid balance of the MSGI Additional Contribution immediately before any distributions pursuant to this Section 12.2.

12.3 Negative Capital Account. In the event that, in a liquidation of the Company, the Capital Account balance of a Member is a negative amount, after taking into account all allocations to such Capital Account under Article 11 hereof and distributions in accordance with Section 12.2 hereof, such Member shall not be obligated to make any contribution to the capital of the Company in an amount equal to its negative Capital Account balance or otherwise.

13. Compensation; Drawing Accounts.

13.1 Compensation. Except to the extent expressly approved by the Board and except pursuant to the Employment Agreements, no Member or any Affiliate of a Member shall seek or be entitled to receive any compensation or remuneration from the Company for any services which may be rendered or furnished by such Member or any of its Affiliates to or on behalf of the Company. Notwithstanding the foregoing, to the extent a Member receives stock or options of MSGI in exchange for services provided to the Company, such stock or options shall be deemed contributed by MSGI to the capital of the Company and transferred by the Company to the Member receiving such stock or options in exchange for such services, and the Company shall be allowed a deduction under Section 162 of the Code in an amount equal to the amount included under Section 83(a), (b), or
(d)(2) of the Code in the gross income of such Member who performed services to the Company. Pursuant to Section 83(h) of the Code, such deduction shall be allowed for the taxable year of the Company in which or with which ends the taxable year in which such amount is included in the gross income of the Member who performed such services.

13.2 Drawing Accounts. No Member shall at any time be entitled to any drawing account in the Company, unless (and then only to the extent) expressly approved by the Board.

14. Other Business Interests. Except as may otherwise be provided in any separate agreement between the Company and a Member (including the Employment Agreements), the Members and any persons or entities Affiliated with any of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, which may include businesses similar to the business of the Company; provided, however, that nothing herein contained shall be deemed to permit any Member to appropriate or utilize, any Confidential Information (as defined in Section 22.2 below), or other proprietary materials belonging to the Company, all of which shall be retained in confidence by each Member and used only for the benefit of and with authorization by the Company. Neither the Company nor any other Member shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement. It is specifically acknowledged and agreed that neither the Members nor any person or entity who is an Affiliate with any of the Members will have any duty, fiduciary or otherwise, to offer the Company or any other Member an opportunity to invest or participate in any other business ventures unconnected with the Company.

15.      Member, Manager and Officer Exculpation and Indemnification.

15.1 Exculpation. No Member, Manager or Officer shall be liable to the Company, any other Member or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager, or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager, or Officer by this Agreement; provided, however, that no Member (unless expressly designated as or delegated by the Board) shall, as such, be deemed to have authority to take any action within the authority of the Board.

15.2 Indemnification. The Company shall indemnify and hold harmless each Member, Manager and Officer and such Member's, Manager's and Officer's Affiliates (individually, in each case, an "Indemnitee"), to the fullest extent permitted by applicable law, from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be a Member, Manager or Officer or Affiliate of a Member, Manager or Officer thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (a) for acts or omissions which involve gross negligence, intentional misconduct or a knowing violation of law, or (b) for any transaction from which the Indemnitee received any improper personal benefit.

15.3 Advancement of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to Section 15.2 hereof shall, from time to time, upon request by the Indemnitee, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in Section 15.2 hereof.

15.4 Non-Exclusive and Continuing Rights. The indemnification provided by this
Article 15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Board, as a matter of law or equity, or otherwise, both as to an action in the Indemnitee's capacity as a Member, Manager or Officer and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, executors, administrators, personal representatives, successors and assigns of the Indemnitee.

15.5 Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Article 15 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

15.6 Benefit. The provisions of this Article 15 are for the benefit of the Indemnitees and their heirs, executors, administrators, personal representatives, successors and assigns, and shall not be deemed to create any rights for the benefit of any other persons.

16. Additional Members Admission. Upon the prior written consent of the Board and of the Supermajority Members (excluding, unless no other Percentage Interests are then outstanding, Percentage Interests held by Affiliates of the proposed additional member), other additional person(s) may be admitted from time to time as members of the Company, with required capital contributions and allocation of Percentage Interests as determined by the Board and such Members approving the admission of such additional member; provided, however, that following an MSGI Contribution Default, the consent of the Supermajority Members shall not be required hereunder for the admission of any additional Members. As a further condition to the admission of any additional members, each such additional person must execute and deliver to each of the then-existing Members a written instrument (a "Joinder Agreement"), in form and substance reasonably satisfactory to the Board, whereby such additional member agrees to be fully bound by all of the terms and conditions of this Agreement, and whereby such additional person shall agree to become a "Member" for all purposes of this Agreement, with required capital contributions and allocation of Percentage Interests as determined by the Board.

17. Withdrawal of or Transfers by a Member.

17.1 General Limitation on Transfers. Subject to the terms and conditions of this Article 17, no Member may Transfer (in whole or in part) its Company Interest (or any portion thereof) without the prior written consent of the Board and of the Supermajority Members. A purported Transfer of all or any part of a Company Interest in violation of any provision of this Agreement shall be void and of no force or effect. After any Transfer of a Company Interest permitted by this Agreement, the transferred Company Interest shall continue to be subject to all of the provisions of this Agreement, including the provisions of this
Article 17. Upon completion of any Transfer made pursuant to this Article 17, the transferee of the Company Interest (if not already a Member) shall be admitted as a substituted Member without any further action upon compliance with the provisions of this Article 17. No Member may, under any circumstances, (i) initiate any proposed transaction relating to its Company Interest if same would constitute a breach of or default under any material agreement of the Company, or any material agreement to which such Member is a party, or (ii) transfer any Company attribute, component, right or obligation compromising its Company Interest separately from the Transfer of its entire Company Interest.

17.2 Permitted Transferees. Any Member may, at any time and from time to time, upon written notice to the Company and all then-existing Members, but without compliance with the further provisions of this Article 17 or with Section 16, transfer or assign all or any portion of such Member's Company Interest to (a) any Permitted Transferee of such Member, or (b) any other person who is then a Member of the Company or a Permitted Transferee of a Member. Any such assignee shall be admitted as a substituted Member of the Company upon such transfer or assignment and upon the execution and delivery by such assignee (if not already a Member of the Company) to each of the then-existing Members of a Joinder Agreement.

17.3 Right of First Refusal. In the event that any Member (other than MSGI) shall receive in writing a bona fide offer from an unaffiliated third party (a "Bona Fide Purchaser") that it desires to accept for the purchase of such Member's Company Interest (or a portion thereof) (the "Offered Interest") in a transaction that would not fall within Section 17.2 above, such Member (the "Selling Member") shall give written notice (the "Offer Notice") thereof to MSGI setting forth, with specificity, the terms and conditions of the proposed transaction, and the identity, background, address, telephone number and principal business affiliation of the Bona Fide Purchaser(s) and attaching a copy of the Bona Fide Purchaser's written third party offer. MSGI shall have the exclusive option, for a period of 60 calendar days after receipt of the Offer Notice, to deliver to such Selling Member (with a copy to each of the other Members) written notice (the "Election Notice") electing to purchase such Offered Interest (or portion thereof) at the same price and other terms as set forth in the Offer Notice (which may include, as a required part of the transaction, the purchase of any or all indebtedness for money borrowed owed by the Company to the Selling Member). If MSGI does not elect to purchase any of the Offered Interest or elects to purchase only a portion of the Offered Interest, then promptly following expiration of the 60 calendar day period, the Selling Member shall deliver to each of the other Members, written notice thereof, including the portion of the Offered Interest remaining, and upon such delivery, each of the other Members shall have the exclusive option, for a period of 15 calendar days after delivery of such written notice, to deliver to such Selling Member (with a copy to each of the other Members) an Election Notice electing to purchase its pro rata portion of any Offered Interest so remaining at the same price and other terms as set forth in the Offer Notice. In event that MSGI and/or the other Members shall fail collectively to elect to purchase the entire Offered Interest, then the Selling Member shall be under no obligation to sell any portion of the Offered Interest to MSGI and/or the other Members. In the event (and only in the event) that (i) MSGI and/or the other Members, shall fail to elect to purchase the entire Offered Interest (and, if applicable, the subject indebtedness for money borrowed) pursuant hereto, and
(ii) the Company (acting through the Board) expressly consents in writing to permit the proposed sale, then the Selling Member shall have the right to consummate the proposed sale on the same terms and conditions, and to the same Bona Fide Purchaser(s), as set forth in the Offer Notice hereunder; provided, that in the event that such Transfer does not occur within 30 calendar days after the expiration of the option periods hereunder, then any proposed transfer shall again be subject to the provisions of this Section 17.3. In the event of a sale of such Offered Interest to MSGI and/or the other Members pursuant hereto, such sale shall be consummated in one closing within 30 calendar days after the expiration of the option periods pursuant hereto, and at such closing (a) the Selling Member shall deliver instruments of transfer to assign such Offered Interest free and clear of all liens, claims and encumbrances other than this Agreement and the Investment Agreement and (b) the purchasing Members shall deliver the purchase price therefor.

17.4 Tag Along Rights. (a) In the event that MSGI desires to sell all or a portion of its Company Interest to a Bona Fide Purchaser in accordance with this
Article 17 and the Company (acting through the Board) expressly consents in writing to permit such proposed sale, then at the closing for such sale, each Founding Member shall have a right to sell to such Bona Fide Purchaser (such Founding Member being a "Tag Along Member") a portion of such Tag Along Member's Company Interest reflecting a Percentage Interest equal to the product of (A) the Percentage Interest of the Tag-Along Member, times (B) the Percentage Interest being sold by MSGI to the Bona Fide Purchaser. By way of example, if MSGI is selling a Percentage Interest of 30% to a Bona Fide Purchaser, a Tag Along Member with a Percentage Interest of 10% shall have the right to sell a Percentage Interest of 3% to the Bona Fide Purchaser; and the Percentage Interest to be sold by MSGI shall be reduced by the Percentage Interest to be sold by the Tag Along Member(s) hereunder.

(b) To effectuate the provisions of the clause (a) above, MSGI shall (i) before accepting any Bona Fide Purchaser's offer to purchase Company Interest, inform such Bona Fide Purchaser of the existence of such the tag along rights described in clause (a) above and (ii) after accepting such offer to purchase Company Interests, MSGI shall provide the Founding Members with written notice setting forth, with specificity, the terms and conditions of the transaction, and the identity, background, address, telephone number and principal business affiliation of the Bona Fide Purchaser and attaching a copy of the agreement between the Bona Fide Purchaser and MSGI (or a true and correct summary of the agreement made between them) (the "Tag Along Notice"). Any election to sell made by the Tag Along Member hereunder shall be delivered by written notice to MSGI and the Bona Fide Purchaser within 15 calendar days after the Tag Along Notice is received by such Tag Along Member.

(c) Any sale by the Tag Along Member pursuant to this Section 17.4 shall be for the same purchase price and on the same terms and conditions set forth in the Tag Along Notice, and the closing thereof shall be concurrent with the sale by MSGI to the Bona Fide Purchaser.

17.5 Drag-Along. In the event that any one or more Members holding, in the aggregate, not less than a majority of the Percentage Interests (the "Dragging Member(s)") shall desire to sell 100% of the Company Interests held by all Members pursuant to a bona fide written offer from a Bona Fide Purchaser and the Company (acting through the Board) expressly consents in writing to the proposed sale, then all other Members (collectively, the "Minority Owners") shall, if so required by the Dragging Member(s), be obligated to sell their Company Interests on the same terms and conditions of the bona fide offer, except that each Minority Owner may, in its discretion, elect to limit its representations and warranties in the transaction to its due authorization of and legal capacity to effect the sale and its unencumbered ownership (other than under this Agreement and the Investment Agreement) of its Company Interest.

17.6 Preemptive Rights. Subject to Section 10.6.4.3, in the event that the Company shall at any time propose to issue additional Company Interests and provided that the requisite Board and Member approval of such issuance has been obtained in accordance with Section 16 above, then the Company shall give written notice of such proposed issuance (which notice shall set forth the terms of the Company Interests being offered, the price thereof, and all other material terms and conditions of such offering) to each Substantial Holder, and shall permit each Substantial Holder a period of 30 calendar days after the date of such notice within which to elect to purchase a ratable portion of the subject Company Interests, which ratable portion shall be determined by reference to the Percentage Interest of the subject Substantial Holder at such time. To the extent that then-existing Significant Holders fail to exercise such preemptive right within such 30-day period, then the Company may offer and sell such unpurchased Company Interests to such Persons as the Company may determine, but on terms no less favorable to the Company than those offered to the Significant Holders, and with any and all such sales to be concluded within 60 calendar days following the expiration of the Substantial Holders' preemptive right hereunder. To the extent that any of such offered Company Interests are not sold within such 60 calendar day period, then the provisions of this Section
17.6 shall thereafter again be applicable with respect to such offered Company Interests. This Section 17.6 shall not be applicable with respect to any Company Interests (a) issued as part of any recapitalization, merger, business combination or similar transaction by the Company, (b) offered and sold as part of a public offering of securities by the Company or any successor, or (c) issued pursuant to any option, bonus or other compensation plan.

17.7 Non-Recognition. Any person purporting to acquire any equity interest in the Company other than in compliance with Article 16 hereof or this Article 17 shall be deemed to have acquired only the right to the share of the profits and losses of the Company corresponding to the Capital Account purported to have been transferred to such person, but shall not otherwise have or enjoy any other incidents of ownership in the Company, including but not limited to the right to vote or grant consents or approvals with respect to any matters relating to the Company.

17.8 Withdrawal. To the extent that any Member shall desire to withdraw from the Company other than by means of a bona fide sale or a transaction pursuant to this Article 17, then such proposed withdrawal shall be permitted only in the sole and absolute discretion of the Supermajority Members (other than the withdrawing Member and its Affiliates), which approval may be conditioned upon (among other things) the valuation of the Company Interest of the withdrawing Member (at the expense of the withdrawing Member) and agreement as to the terms of payment therefor by the Company to the withdrawing Member.

17.9 Capital Account. Any Transfer of any Membership Interest shall be deemed to include a Transfer of the corresponding pro rata portion of the Capital Account attributable to the Transferor's aggregate Company Interests.

18. Continuance of the Company. If the interest of a selling Member is purchased in accordance with any option to purchase provided in Article 17 hereof, or is transferred or redeemed in compliance with Article 17, then the Company business shall not terminate but shall continue in the same manner as theretofore conducted. The remaining Member(s) may continue the Company business under the firm name and style mentioned herein and shall become entitled to any good will of the business.

19. Term. The Company shall continue until dissolved in accordance with Article 20 below.

20. Dissolution.

20.1 Triggering Events. The Company shall automatically dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Supermajority Members; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The Company shall not be terminated or dissolved by reason of the bankruptcy, insolvency, retirement, death or disability of a Member or Manager.

20.2 Winding Up. In the event of dissolution, (a) the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and (b) the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; provided, however, that the net assets of the Company shall be distributed to the Members in accordance with Article 12 hereof.

21. Representations and Warranties. Each Member hereby represents and warrants to each other Member and the Company as follows:

21.1 General Matters. Such Member has, and for so long as it is a Member shall continue to have, full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder; the consummation by such Member of the transactions contemplated hereunder will not result in a breach or a violation of, or a default under, any agreement or instrument by which such Member or any of such Member's properties is bound or any statute, rule, regulation, order or other law to which such Member is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other person by such Member in connection with the execution, delivery and performance by such Member of this Agreement; and this Agreement constitutes (assuming its due authorization and execution by the other Members) such Member's legal, valid and binding obligation and is enforceable against such Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction. If such Member is a corporation or other entity, all corporate or other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement have been taken.

21.2 Securities Matters. Such Member is acquiring such Member's Company Interest for investment solely for such Member's own account and not for distribution, Transfer or sale to others in connection with any distribution or public offering in violation of federal or state securities laws.

22. Information and Trade Secrets.

22.1 Access. Subject to Section 22.2 below, each Substantial Holder shall have the right, no more frequently than once per calendar quarter as to each Substantial Member and its Affiliates, to (a) audit, examine and make copies of the books of account of the Company, (b) visit the facilities of the Company, and (c) discuss the affairs of the Company with its officers, employees, attorneys, accountants, customers and suppliers. Such right may be exercised through any agent or employee of such Member designated by it or by independent certified public accountants or counsel designated by such Member. Each Member shall bear all expenses and out-of-pocket costs and expenses incurred in any examination made for such Member's account.

22.2 Confidentiality. The Members acknowledge that, from time to time, they may receive or have access to Non-Public Information (as hereinafter defined), whether in written, oral, visual, magnetic, electronic or any other form from or regarding the Company in the nature of trade secrets or that otherwise is proprietary or confidential, including financial information, business models, business and marketing plans, Company structure and management, software development, technology, potential products, inventions, any other intellectual property, and any other information, the release of which is reasonably likely to be materially damaging to the Company or persons with which the Company does business ("Confidential Information"). Each Member shall hold in strict confidence and not use (except for matters involving the Company) any Confidential Information such Member receives. Each Member shall not disclose any Confidential Information to any person other than another Member, except for disclosures (a) as necessary to perform responsibilities, if any, as a Manager or employee of the Company, (b) compelled by law (but the Member must notify the Board promptly of any request for that Confidential Information before disclosing such Confidential Information, shall cooperate fully with the Company to protect against any such disclosure, and shall only disclose so much Confidential Information as such Member believes in good faith is required by law), or (c) to advisors or representatives of the Member (but only to those who reasonably need to know such Confidential Information and only if such advisors or representatives agree to be bound by the provisions of this Section) or persons to which that Member's Company Interest may be Transferred as permitted by this Agreement, but only with the Company's authorization and only if the recipients have agreed in writing to be bound by the provisions of this Section
22.2. "Non-Public Information" means information that is not generally available to the public (except for information that becomes public as a result of disclosure by the Member or its representative in violation of this Section) or that a Member has not received from a source independent of the Company (except for information from such source that, to such Member's knowledge, was obtained as a result of a breach of any obligation of confidentiality). The Members agree that the provisions of this Section 22.2 may be enforced by specific performance. The provisions of this Section shall survive any expiration or termination of this Agreement and each Member shall continue to be bound by its terms after any sale or transfer of such Member's Company Interests.

23. Company Representations and Warranties. In connection with admission of MSGI as an additional member hereunder, the Company hereby acknowledges, represents and warrants to MSGI as follows:

                  (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which it does business, except where the failure to be so qualified would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company (herein a "Material Adverse Effect").

                  (b) The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to admit MSGI as an additional member, to consummate the transactions contemplated herein, and to carry on its business as now conducted or presently proposed to be conducted by it. The execution, delivery and performance of this Agreement by the Company has been authorized by all necessary limited liability company action on the part of the Company, and this Agreement constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally, (ii) the enforceability hereof is subject to general principles of equity, and (iii) the indemnification provisions hereof may be held to be violative of public policy. The execution, delivery and performance by the Company of this Agreement, does not and will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any federal, state or local law, statute, rule or regulation, or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority having jurisdiction over the Company, or any material license, franchise, permit or similar right granted under any of the foregoing to which the Company is subject, or the Company's Certificate of Formation or Original Agreement, except for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect.

                  (c) The Company is not in violation of, or in default under, any provision of its Certificate of Formation or the Original Agreement. True and complete copies of the Certificate of Formation and the Original Agreement of the Company, as in effect on the date hereof, have been made available to MSGI.

                  (d) No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with the Company's execution, delivery or performance of the Agreement.

                  (e) To the best knowledge of the Company, the representations and warranties of the Company in this Section 23 do not contain any untrue statements of fact or omit to state a material fact necessary in order to make the statements contained in this Section 23 not misleading in any material respect.

24. Notices. Any notice, request or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given
(a) at the time when personally delivered, or when telecopied with transmission confirmed, (b) one Business Day after being placed for delivery with a nationally recognized overnight courier service with all charges prepaid or billed to the account of the sender, or (c) five Business Days after being sent by post-paid first class U.S. registered or certified mail, return receipt requested, in each case addressed to the Members at their respective addresses set forth on Schedule B hereto (or, with respect to any Member, as otherwise appearing on the records of the Company), or at such other address as the subject Member may hereafter designate by notice; provided, however, that any notice of change of address shall not be deemed given until its receipt by the person being notified. Unless and until otherwise designated by the Board, by notice hereunder, all notices to the Company shall be sent to the address of the Company as first set forth above.

25. General.

25.1 No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, either general or limited, under any state's partnership law. The Members do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves solely by virtue of their status as Members. To the extent that any Member, by word or action, represents to another person that any Member is a partner or that the Company is a partnership, such Member shall be solely responsible for, and indemnify the Company and each other Member against, any losses that the Company, or such other Member, as the case may be, may at any time become subject to or liable for by reason of such representation. The provisions of this Section shall survive the termination of this Agreement. Notwithstanding the foregoing, for federal, state and local income tax purposes only, the Members intend that the Company be treated as a partnership.

25.2 Arbitration of Disputes. Any dispute arising under, out of, in connection with, or in relation to this Agreement; or the making, validity, interpretation or breach of this Agreement, will be determined and settled by arbitration before a single arbitrator at the offices of the American Arbitration Association ("AAA") pursuant to the rules then obtaining of the AAA. Any award rendered will be final and conclusive upon the parties. The arbitrator will have no authority to add to or to modify any provision of this Agreement. The prevailing party in such an arbitration proceeding will be entitled to recover from the other party his attorneys' fees, all reasonable out-of-pocket costs and disbursements, as well as all charges which may be made for the cost of the arbitration and the fees of the arbitrator, provided that, with regard to any statutory claim submitted to arbitration, in which the statute authorizes an award of attorney's fees or costs, the arbitrator's award of attorneys fees or costs shall be governed by that statute.

25.3 Forum and Jurisdiction. Each Member submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if such court lacks subject matter jurisdiction, to the jurisdiction of the Supreme Court of the State of New York, County of New York, with regard to any action or proceeding: (i) to compel arbitration, (ii) to enforce or enter an arbitration award, (iii) to obtain preliminary injunctive relief or other provisional relief in connection with an arbitrable controversy, and (iv) arising from disputes, if any, that are determined by such court not to be subject to arbitration. Each of the parties hereto specifically waives any objection that it may otherwise have to the jurisdiction or venue of any such Courts or that such Courts are an inconvenient forum.

25.4 Waivers and Amendments. No waiver, amendment or modification of this Agreement or of any provision hereof or performance hereunder shall be valid unless evidenced by a writing duly executed (singly or in counterparts) by the Supermajority Members and four of the five members of the Board of Managers (or in the event of an MSGI Contribution Default, by Members holding not less than a majority of the Percentage Interests and three of the five members of the Board of Managers); provided, however, that no amendment or modification to this Agreement may be made without the approval of all the Members adversely affected thereunder which would: (i) modify the limited liability of the Members; (ii) alter the interest of a Member in profits, losses, gain or distributions; (iii) alter the provisions of Section 10.7; (iv) cause the Company to be treated for income tax purposes as a corporation; or (v) reduce the requirements to approve an amendment or modification of this Agreement as provided in this Section 25.4.

25.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Except as otherwise restricted or limited pursuant to the other provisions of this Agreement, any person succeeding to the interest of a withdrawing Member shall, unless otherwise agreed by such person and all other Members, succeed to all of the rights and obligations of such withdrawing Member as set forth in this Agreement.

25.6 Gender and Number. Wherever used in this Agreement, unless the context shall otherwise require, all words and terms stated in the masculine gender shall be deemed also to refer to the feminine and neuter genders, and vice versa, and all words and terms stated in the singular shall be deemed also to refer to the plural, and vice versa.

25.7 Captions. The captions and headings used in this Agreement are for convenience only, and shall in no way affect the construction or interpretation of this Agreement or any of the provisions hereof.

25.8 Governing Law. Except as to matters governed by the Act, this Agreement, and all matters relating to the validity, construction, performance and enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Delaware.

25.9 Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by fax signature, which shall have full binding legal effect.

25.10 Entire Agreement. This Agreement constitutes and contains the sole and entire agreement and understanding between the Members with respect to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between the Members and/or their respective Affiliates as to such subject matter (including without limitation, the Original Agreement).

25.11 Severability. If any provision(s) of this Agreement or the application of any provision(s) hereof to any person(s) or circumstance(s) is held void or voidable, such provision shall be deemed modified so as to be enforceable to the maximum extent permitted by law, and the remainder of this Agreement and the application of such provision(s) to other persons or circumstances shall nevertheless be binding with the same force and effect as though the void or voidable part or application were deleted.

25.12 Reliance and Benefit. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom without the express written consent of the party to be charged with such reliance or benefit.

               [The remainder of this page is intentionally blank]

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.


                       MEMBERS:

                       MEDIA SERVICES GROUP, INC., a Nevada corporation
                       By: /s/ Jeremy Barbera
                          -------------------------
                            Jeremy Barbera
                            Chief Executive Officer


                       THE FOUNDING MEMBERS:

                       By: /s/ Bryan M. Parola
                          -------------------------
                          Bryan M. Parola

                       By: /s/ Mark N. Clemente
                          -------------------------
                          Mark N. Clemente

                       By: /s/ Vincent T. Jones
                          -------------------------
                          Vincent T. Jones

                       By: /s/ Pierre Davidoff
                          -------------------------
                          Pierre Davidoff

                       By: /s/ Shahrod Hemassi
                          -------------------------
                          Shahrod Hemassi

                       By: /s/ Wenkai Michael Chang
                          -------------------------
                          Wenkai Michael Chang

                       By: /s/ Dean Capawana
                          -------------------------
                          Dean Capawana